UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 24, 2005
Date of Report (Date of earliest event reported)

BackWeb Technologies Ltd.

(Exact name of registrant as specified in its charter)

Israel	000-26241	51-2198508

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Ha’amal Street, Park Afek, Rosh Ha’ayin, Israel 48092

(Address of principal executive offices, including zip code)

(972) 3-6118800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 24, 2005, the Board of Directors of BackWeb Technologies Ltd. established the Company’s 2005 bonus plan. Executive officers and certain other employees are eligible to receive bonuses under the plan. Payments under the plan are based upon BackWeb meeting certain specified milestones related to 2005 annual revenue, BackWeb’s cash balance at the end of fiscal year 2005 and attainment of an additional business objective. One of the milestones allows for payment of a partial bonus for partial attainment of the milestone, and one of the milestones allows for an uncapped increased bonus to the extent BackWeb exceeds the milestone. Each participant in the bonus plan has a designated target bonus amount, and each participant will receive the same specified percentage of his or her target bonus under the plan. At 100% attainment of all milestones, approximately $400,000 of bonuses will be paid.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On January 22, 2005, Isabel Maxwell informed Eli Barkat, BackWeb’s Chairman, that she would not seek re-election to BackWeb’s Board of Directors upon the expiration of her term on February 28, 2005. However, Ms. Maxwell indicated that she would agree to remain on BackWeb’s Board of Directors until June 1, 2005 at BackWeb’s request.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BackWeb Technologies Ltd.

Date: January 28, 2005	By:	/s/ Bill Heye

Bill Heye Chief Executive Officer